Kewaunee Scientific Reports Results for Year and Fourth Quarter

STATESVILLE, N.C., June 23 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced results for its year and fourth quarter ended April 30, 2010.

Sales for the year were $99,093,000, down 4.7% from sales of $103,978,000 in the prior year. The lower sales resulted from a decline in sales of small and mid-sized projects during the year, along with lower sales from the Company's international operations.  Higher sales of larger domestic laboratory projects partially offset the decrease.

Net earnings for the year were $3,572,000, or $1.39 per diluted share, down from net earnings of $4,247,000, or $1.66 per diluted share, in the prior year. Earnings for the year were unfavorably impacted by an after-tax increase in pension expense of $627,000, or $0.24 per diluted share, and the lower sales, as compared to the prior year. The pension expense increase primarily resulted from the prior year's decline in the market value of pension investments.

The order backlog increased to a record $68.9 million at April 30, 2010, up from $62.7 million at April 30, 2009. The order backlog, which is heavily weighted with larger projects that have longer delivery requirements, benefited from a large international order received during the year.

Sales from domestic operations were $87,561,000, down 3.0% from sales of $90,250,000 in the prior year, and sales from international operations for the year were $11,532,000, down 16.0% from sales of $13,728,000 in the prior year. The international laboratory furniture marketplace, which was hit particularly hard by the economic slowdown, appeared to show signs of recovery late in the year as quotation activity and sales increased.

"The economic slowdown adversely affected all of the Company's markets, both domestically and internationally," said William A. Shumaker, President and Chief Executive Officer.  "A decline in small and mid-sized projects occurred as customers deferred placing orders due to the recession.  These types of projects are more sensitive to current economic conditions and are subject to delay because of their size and funding sources.  Larger laboratory projects are less impacted by changes in economic conditions, as they are normally funded far in advance of construction.  Also, our operating costs increased in the second half of the year, as the irregular inflow of orders and changes to project schedules disrupted factory production and required us to spend much higher overtime dollars.

"However, in the midst of these challenges, progress was made in a number of important areas," continued Mr. Shumaker. "We finished the year with a record order backlog as we continued to win projects in all of our markets, especially larger projects. In the second quarter, we were successful in winning orders for large projects in Saudi Arabia and Kuwait, areas we have targeted as important new growth markets. Following the move into our new, larger Bangalore, India plant earlier in the year, in the fourth quarter, we began an expansion of our manufacturing facilities in Statesville.  This project is progressing well and is scheduled for completion in early fall."

Sales for the fourth quarter were $23,942,000, down 3.6% from sales of $24,828,000 in the same period of the prior year.  Sales from domestic operations were $20,409,000, down 11.1% from sales of $22,954,000 in the same quarter of the prior year.  Sales from international operations increased to $3,533,000, up from sales of $1,874,000 in the prior year period.

Net earnings for the fourth quarter were $528,000, or $0.20 per diluted share, down from net earnings of $920,000, or $0.36 per diluted share, in the prior year period.  Earnings for the quarter were unfavorably impacted by lower sales and an after-tax increase in pension expense of $157,000, or $0.06 per diluted share, as compared to the prior year.

The Company's financial condition remains strong.  Working capital increased to $20.1 million at April 30, 2010, up from $18.9 million at the end of the prior year.  Cash on hand at the end of the year was $2.3 million, as compared to $4.0 million at the end of the prior year. Bank borrowings and capital lease obligations were $5.1 million at year-end, as compared to $6.1 million at the end of the prior year, and the debt-to-equity ratio was .17-to-1 at year-end, as compared to .23-to-1 at the end of the prior year.

"Looking forward, our strong order backlog, increased manufacturing capabilities at our new Bangalore plant and Statesville operations, expanding international opportunities, strong financial position, and the commitment of our associates provide us optimism for another good year in fiscal year 2011," continued Mr. Shumaker.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters are located in Statesville, North Carolina.  The Company's manufacturing facilities are located in Statesville and Bangalore, India.  The Company has subsidiaries in Singapore and Bangalore, India that serve the Asian and Middle East markets.  Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Contact:	D. Michael Parker
704/871-3290

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Years Ended
	April 30		April 30
	2010	2009	2010	2009
	(Unaudited)

Net sales	$23,942	$24,828	$99,093	$103,978

Cost of products sold	19,198	19,759	77,690	82,605

Gross profit	4,744	5,069	21,403	21,373

Operating expenses	3,971	3,405	15,576	14,289

Operating earnings	773	1,664	5,827	7,084

Other income (expense)	1	8	1	(28)
Interest expense	(42)	(49)	(157)	(280)

Earnings before income taxes	732	1,623	5,671	6,776
Income tax expense	248	669	1,921	2,264

Net earnings	484	954	3,750	4,512

Less: net earnings attributable to the noncontrolling interest	(44)	34	178	265

Net earnings attributable to Kewaunee Scientific Corporation	$528	$920	$3,572	$4,247

Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$0.20	$0.36	$1.39	$1.66
Diluted	$0.20	$0.36	$1.39	$1.66

Weighted average number of common shares outstanding (in thousands)
Basic	2,572	2,556	2,564	2,555
Diluted	2,584	2,556	2,575	2,561

Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	April 30	April 30
	2010	2009

Assets
Cash and cash equivalents	$1,722	$3,559
Restricted cash	544	456
Receivables, less allowances	26,169	24,526
Inventories	8,350	7,839
Prepaid expenses and other current assets	1,797	1,165
Total current assets	38,582	37,545
Net property, plant and equipment	13,815	11,369
Other assets	4,224	3,615
Total Assets	$56,621	$52,529

Liabilities and Stockholders’ Equity
Short-term borrowings	$4,872	$5,720
Current obligations under capital leases	82	220
Accounts payable	9,540	8,812
Other current liabilities	4,003	3,911
Total current liabilities	18,497	18,663
Other non-current liabilities	6,452	5,607
Total liabilities	24,949	24,270
Noncontrolling interest	1,239	1,306
Kewaunee Scientific Corporation equity	30,433	26,953
Total equity	31,672	28,259
Total Liabilities and Stockholders’ Equity	$56,621	$52,529

CONTACT: D. Michael Parker, +1-704-871-3290